SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 6, 2009

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2009 annual meeting of shareholders to be held on Tuesday, June 9, 2009 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana. The meeting will begin promptly at 9:00 a.m. C.D.T.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented. Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Mark L. Lemond
President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 9, 2009

The annual meeting of common shareholders of Shoe Carnival, Inc. (the "Company") will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana, on Tuesday, June 9, 2009, at 9:00 a.m., C.D.T., for the following purposes:

     (1) To elect two directors to serve until the 2012 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

     (2) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2009; and

     (3) To transact such other business as may properly come before the meeting.

All common shareholders of record at the close of business on April 9, 2009 will be eligible to vote.

It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Common
Shareholders to be held on June 9, 2009

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

David A. Kapp, Secretary

TABLE OF CONTENTS

Proxy Q & A	1
Proposal No. 1 Election of Directors	4
Information Regarding the Board of Directors and Committees	5
Code of Business Conduct and Ethics	7
Section 16(a) Beneficial Ownership Reporting Compliance	7
Executive and Director Compensation	8
Compensation Discussion and Analysis	8
Compensation Committee Report	14
Summary Compensation Table	15
Grants of Plan-Based Awards	16
Outstanding Equity Awards at Fiscal Year-End	18
Option Exercises and Stock Vested in Fiscal 2008	19
Equity Compensation Plan Information	19
Nonqualified Deferred Compensation	20
Termination and Change-in-Control Arrangements	21
Compensation of Non-Employee Directors	25
Proposal No. 2 Ratification of Our Independent Registered Public Accounting Firm	27
Audit Committee Matters	27
Transactions with Related Persons	28
Principal Shareholders	30
Shareholder Proposals for 2010 Annual Meeting	31
Shareholder Communications	31
Incorporation by Reference	31
Annual Reports	32
Proxy Card

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 9, 2009

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Shoe Carnival, Inc. (the "Company," "we", "us" or "our") for proxies to be voted at our annual meeting of common shareholders. We are holding this annual meeting at 9:00 a.m., C.D.T., on Tuesday, June 9, 2009, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana. The approximate date on which these proxy materials are first being sent to shareholders is on or about May 6, 2009.

In accordance with the rules of the Securities and Exchange Commission, in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to our proxy materials on a publicly accessible website. Our notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

What proposals will be voted on at the annual meeting?

There are two proposals scheduled to be voted on at the annual meeting:

  To elect two directors to serve until the 2012 annual meeting of shareholders and until their successors are elected and have been qualified; and

  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009.

In addition, any other business that may properly come before the annual meeting will be considered and voted on. The Board of Directors currently knows of no additional business that is to be brought before the meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote your shares "FOR" the election of Messrs. William E. Bindley and Kent A. Kleeberger as directors (Proposal 1) and "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009 (Proposal 2).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 9, 2009, the record date for the meeting. As of April 9, 2009, there were 12,917,486 shares of our common stock outstanding and entitled to vote at the meeting. On all matters, including the election of the directors, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for the purpose of determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted.

What vote is required for each of the proposals to be approved?

For Proposal 1, the directors receiving a plurality of the votes cast "FOR" will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposal 2 will be approved if more shares are voted "FOR" the proposal than "AGAINST". Neither abstentions nor broker non-votes will affect the outcome of this proposal.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you. Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting. If you choose to vote in person at the meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in "street name" through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted. If you are a "street name" shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified on your proxy card. If you sign and return your proxy card but do not give voting instructions, your shares will be voted "FOR" the election of both nominees listed under Proposal 1 and "FOR" Proposal 2. If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, executing a subsequently dated proxy that is delivered to us, or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2009.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees and Director Information

We currently have five directors divided into three classes. Each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after his election and thereafter until his successor is elected and qualified.

The shareholders will be asked to elect two directors. William E. Bindley and Kent A. Kleeberger have been nominated by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, for election as directors for a term to expire at the 2012 annual meeting of shareholders and until their successors are elected and qualified. Mr. Bindley has served as a director since 1993 and Mr. Kleeberger has served as a director since 2003.

				Shares
				Beneficially
		Present		Owned on
		Principal	Director	March 18,		Percent of
Name	Age	Occupation	Since	2009 (1)		Class
NOMINEES FOR DIRECTOR
(Nominees for a three-year term to expire at the annual meeting of shareholders in 2012)

William E. Bindley	68	Chairman of the Board of Bindley	1993	9,250	(2)	*
		Capital Partners, LLC (private equity
		investment fund) (3)

Kent A. Kleeberger	57	Chief Financial Officer and Treasurer	2003	4,250	(4)	*
		of Chico's FAS Inc. (specialty apparel
		retailer) (5)

DIRECTOR CONTINUING IN OFFICE
(Term expiring at the annual meeting of shareholders in 2010)

Mark L. Lemond	54	President and Chief Executive Officer	1988	626,202	(6)	4.8%
		of the Company

DIRECTORS CONTINUING IN OFFICE
(Term expiring at the annual meeting of shareholders in 2011)

J. Wayne Weaver	74	Chairman of the Board of the	1988	3,333,230	(7)	25.8%
		Company and Chairman and Chief
		Executive Officer of Jacksonville
		Jaguars, LTD (professional football
		franchise) (8)

Gerald W. Schoor	74	Merchant Banker	1993	11,250	(9)	*
		(self-employed) (10)

____________________

*	Less than 1%

(1)	Includes shares subject to options that are presently exercisable (i.e., within 60 days after March 18, 2009).

(2)	Includes 6,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(3)	From 1968 until February 2001, Mr. Bindley's principal occupation was chairman of the board and chief executive officer of Bindley Western Industries, Inc., a pharmaceutical wholesale distribution company. From July 1994 until October 2005, Mr. Bindley served as chairman of the board for Priority Healthcare Corporation, a specialty pharmacy and pharmaceutical distributor, and from July 1994 until May 1997, he also served as chief executive officer. Mr. Bindley also serves on the board of directors of Kite Realty Group Trust, a real estate company.

(4)	Includes 1,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(5)	Since November 2007, Mr. Kleeberger has served as chief financial officer and treasurer of Chico's FAS Inc., a specialty apparel retailer. From July 2004 until October 2007, Mr. Kleeberger served as senior vice president and chief financial officer for Dollar Tree Stores, Inc., a single price-point retailer. From April 1998 until June 2004, Mr. Kleeberger served in various financial positions with Tween Brands, Inc. (formerly Too, Inc.), an apparel retailer, most recently as executive vice president, chief financial officer, treasurer and secretary.

(6)	Includes 11,500 shares directly owned by Mr. Lemond's spouse, 66,000 shares of restricted stock as to which Mr. Lemond has voting but not dispositive power and 200,000 shares issuable upon the exercise of presently exercisable options granted under our 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan") and our 2000 Stock Option and Incentive Plan ("2000 Stock Option Plan").

(7)	Includes 1,666,615 shares directly owned by Mr. Weaver's spouse.

(8)	Mr. Weaver also serves as the managing member of LC Footwear, LLC, a footwear distributor. From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear. From November 2000 until April 2008, Mr. Weaver also served on the Board of Directors of Stein Mart, Inc., a chain of off-price retail stores.

(9)	Includes 3,000 shares held as co-trustee for the benefit of Mr. Schoor's spouse and 6,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(10)	Prior to January 1997, Mr. Schoor was employed as president of Corporate Finance Associates, St. Louis, a financial intermediary, and as executive vice president of National Industrial Services, Inc., an industrial asset management company.

Unless otherwise indicated in a footnote to the preceding table, the principal occupation of each director has been the same for the last five years, and each director possesses sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by him. There is no family relationship between any of our directors or executive officers.

The Board of Directors recommends a vote FOR the director nominees listed above.

INFORMATION REGARDING THE BOARD OF
DIRECTORS AND COMMITTEES

Director Independence

A majority of the directors are "independent directors" as defined by the listing standards of The NASDAQ Stock Market LLC ("NASDAQ"), and the Board of Directors has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Bindley, Kleeberger and Schoor. Mr. Schoor has been designated as the Lead Director, and presides at all executive sessions of the non-management directors.

Meetings and Committees

During fiscal 2008, the Board of Directors held four meetings. Each director during fiscal 2008 attended at least 75% of the total board meetings and the meetings of the respective committees on which he served. Directors are expected to attend the annual meeting of shareholders each year, and each of our directors attended our 2008 annual meeting of shareholders.

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at www.shoecarnival.com under Investors--Corporate Governance.

Audit Committee

The Audit Committee is comprised of our three non-employee directors: Messrs. Kleeberger (Chair), Bindley and Schoor. Our Board of Directors has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the listing standards of NASDAQ governing audit committee composition, including the requirement that the audit committee members all be "independent" directors, as that term for audit committee members is defined in the listing standards of NASDAQ and Rule 10A-3 of the Exchange Act. The Board of Directors has also determined that Mr. Kleeberger qualifies as the "audit committee financial expert" as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during fiscal 2008, with three of these meetings being conducted via teleconference. The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our books and records and preapproves audit and permitted non-audit services undertaken by the independent registered public accounting firm. The Audit Committee is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, and (iii) auditing, accounting and financial reporting processes. The Audit Committee also approves all related person transactions, including our relationships with LC Footwear, LLC and PL Footwear, Inc. described under "Transactions with Related Persons – Current Transactions". The Audit Committee meets with management and our independent registered public accounting firm as necessary.

Compensation Committee

The Compensation Committee consists of our three non-employee directors: Messrs. Bindley (Chair), Kleeberger and Schoor. Each of the members of the Compensation Committee is "independent", as such term for compensation committee members is defined in the listing standards of NASDAQ, each is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and each is an "Outside Director" as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The Compensation Committee held four meetings during fiscal 2008. The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of our executive officers and directors. The Compensation Committee also administers our 1993 Stock Option Plan, 2000 Stock Option Plan, Employee Stock Purchase Plan and 2006 Executive Incentive Compensation Plan. For a description of the role of our management in setting compensation, see "Executive and Director Compensation – Compensation Discussion and Analysis".

During fiscal 2008, none of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as our former officer or employee. In addition, none of the Compensation Committee members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the "Nominating Committee") consists of our three non-employee directors: Messrs. Schoor (Chair), Bindley and Kleeberger. Each member of the Nominating Committee is "independent," as such term for nominating committee members is defined in the listing standards of NASDAQ. The Nominating Committee met three times during fiscal 2008. The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board of Directors corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of evaluation of the Board. As the nominating body of the Board, the Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. The Nominating Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Company and willingness to devote adequate time to Board duties.

The Nominating Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating Committee should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating Committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under "Shareholder Proposals for 2010 Annual Meeting".

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics (the "Ethics Code") that applies to all of our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, and controller. The Ethics Code is posted on our website at www.shoecarnival.com under Investors--Corporate Governance. We intend to disclose any amendments to the Ethics Code by posting such amendments on our website. In addition, any waivers of the Ethics Code for our directors or executive officers will be disclosed in a Current Report on Form 8-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from certain reporting persons, we believe that during fiscal 2008 all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We are one of the nation’s largest family footwear retailers, offering customers a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands. We differentiate our retail concept from our competitors' by our distinctive, highly promotional in-store marketing effort and large stores that average 11,100 square feet, generate an average of approximately $2.2 million in annual sales and house an average inventory of approximately 28,000 pairs of shoes per location. As of January 31, 2009, we operated 304 stores in 29 states primarily in the Midwest, South and Southeast regions of the United States.

This Compensation Discussion and Analysis is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the narrative discussion that follows the tables. Our goal is to provide shareholders with a better understanding of our compensation policies and programs and the material decisions made under those policies and programs that affect the compensation payable to our executive officers, including our Chief Executive Officer, Chief Financial Officer, Chairman of the Board and two additional executive officers named in the Summary Compensation Table (our "Executives").

Our Compensation Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs. Annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive’s individual performance as well as their collective performance in light of these goals and objectives, and sets compensation levels based on its evaluation. The Compensation Committee believes that its obligation is to structure programs that best serve our interests and the interests of our shareholders. The Compensation Committee currently consists of three directors, none of whom is a current or former employee and each of whom is deemed independent as defined in the listing standards of NASDAQ. The Compensation Committee Report immediately follows this discussion.

Compensation Philosophy and Objectives of the Overall Compensation Program

Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to maintain a performance and achievement-oriented environment, to be cost-competitive, to treat all employees fairly and to maximize the tax deductibility of employee compensation. All programs have the following characteristics:

  Compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be "at risk" incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

  A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity based compensation in the form of restricted stock awards and stock option grants are utilized to provide incentive to Executives to create shareholder value through the attainment of both short and long-term goals.

  Compensation also takes into consideration the value of the job in the marketplace. To retain our highly skilled work force, we strive to remain competitive with the pay of employers who compete with us for talent.

The Compensation Committee, along with management, recognizes that the challenges faced by an entrepreneurial and growth orientated retail organization requires that compensation programs remain flexible to meet the prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is based on the Compensation Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with their accumulated business expertise. This process is inherently subjective, but we do not believe that a purely formulaic driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. We do not currently utilize external consultants in Executive or director compensation matters; however, the Compensation Committee does review comparisons to other retailers compiled by management. Details of our review process are contained in "Determination of Compensation Amounts" on page 10.

What The Compensation Program is Designed to Reward

The Compensation Committee emphasizes the relationship of compensation to performance. In evaluating the Company's performance and the contribution of the Executives, the Compensation Committee generally considers increases in store growth, sales, operating income, net earnings and earnings per share as compared to both the financial plan for the year and prior year performance. The Compensation Committee also evaluates free cash flow generated by the Company, management's success in managing merchandise inventories and the impact of prevailing economic conditions. In the current difficult economic climate, management's ability to position the Company to emphasize financial stability and liquidity while protecting market share is paramount.

Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates To Our Compensation Philosophy and Objectives

The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity based incentives, and other benefits, which include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance.

Annual Cash Incentives

We typically utilize a performance-based cash incentive program, which is designed to reward the Executives’ focus on meeting annual financial goals that will lead to our long-term success. Under our 2006 Executive Incentive Compensation Plan, performance targets may be based on one or more of the following business criteria: annual return to shareholders, net income, net income before nonrecurring items, net sales, operating income, return on assets, return on equity, EPS, EBITDA, or EBITDA before nonrecurring items. Each of the foregoing business criteria may also be calculated before bonus expense.

The Compensation Committee annually selects the business criteria that performance targets will be based on, determines the minimum threshold, target and maximum performance target levels and sets the percentage of salary each Executive can earn for our achievement of the performance target levels. The Compensation Committee utilizes financial projections prepared by management in setting the performance targets. These projections incorporate various assumptions related to attainable comparative store sales increases, merchandise gross margin, new store openings, and selling, general and administrative expense levels. These projections attempt to incorporate the known risk factors inherent with the current economic retail climate and present both the challenges and opportunities facing the Company. The parameters under which the program will be administered are established by the Compensation Committee, typically within the first 60 days of each fiscal year. Mr. Weaver, Chairman of our Board of Directors, has not participated in the 2006 Executive Incentive Compensation Plan in the past and is not expected to in the future.

We may also award discretionary cash bonuses to Executives for their work on special projects, for promotions or when the Compensation Committee seeks to align compensation levels more closely to market conditions.

Long-Term Equity Based Incentives

We consider equity compensation, in the form of restricted stock or stock options, to be an important element in the overall compensation of our Executives and other key employees. Equity based incentive awards that typically vest over time, or upon the achievement of long-term goals, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance. This philosophy serves to more closely align the interests of our Executives with the interests of our shareholders.

We currently utilize both performance-based and service-based restricted stock awards as our primary forms of equity based incentive compensation. The vesting of performance-based awards is tied to the attainment of defined increases in earnings per diluted share and rewards each Executive for the creation of shareholder value. Up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved within a six-year window of time. Restricted stock awards with only service-based vesting are utilized on a limited basis as appropriate when retention or recruitment is our primary and immediate objective. These awards are issued pursuant to the terms and conditions of the 2000 Stock Option Plan.

Mr. Weaver does not receive long-term equity based incentive awards.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

The additional levels of benefits available to the Executives (other than Mr. Weaver, who does not participate in any of our sponsored benefit plans) include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs. The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses including co-payments and deductibles. The nonqualified deferred compensation plan is offered to the Executives due to the federally mandated maximum deferral limitation under our 401(k) plan. The nonqualified deferred compensation plan provides benefits comparable to those which would be available under our 401(k) plan if the federal regulations did not include limits on covered compensation and benefits. Further details on the nonqualified deferred compensation plan can be found under "Non-Equity Based Compensation – Narrative Discussion" on page 20. In addition, we currently offer limited perquisites to each Executive other than Mr. Weaver.

Determination of Compensation Amounts

It is the Compensation Committee’s intention to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders that Executive compensation is reasonably competitive. In making compensation decisions, the Compensation Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization. Our retail peer group consists of leading apparel retailers with sales greater than $275 million and less than $1.75 billion. Our footwear peer group consists of leading footwear retailers. We do not limit our comparisons to only footwear retailers as our competition for talent falls within a wide range of companies and industries.

The Compensation Committee also utilizes a tally sheet to review the total compensation package provided to the Executives for the current and prior three fiscal years. The tally sheet sets forth the dollar amounts of all components including base salary, annual cash incentives, long-term equity based incentives, the incremental expense related to the additional level of benefits provided to Executives and perquisites. The tally sheet is supplemented by a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth for each Executive derived from the vesting or exercise of equity incentives. The stock ownership and accumulated wealth of the Executives did not impact the equity-based compensation awarded to the Executives in fiscal 2008.

Executives are compensated through a combination of short-term compensation components (base salary and annual cash incentives) and long-term equity based incentives. The Compensation Committee does not have a specific policy for the allocation of compensation between short and long-term components or cash and equity based compensation. The Compensation Committee establishes all performance targets associated with compensation program components in a manner to encourage achievement of increases in shareholder value. In setting total compensation, the Compensation Committee applies a consistent approach for all Executives and applies appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each Executive. Although the Compensation Committee reviews compensation data of peer group companies, it does not benchmark the compensation of the Executives utilizing the peer group data. Peer group data is only utilized by the Compensation Committee to determine whether the types and amount of Executive compensation are reasonable and competitive in view of the peer group data.

The peer group information is compiled by our management and provided to the Compensation Committee for its use. Amounts earned by each Executive in fiscal 2006, 2007 and 2008 are detailed in the Summary Compensation Table following this section.

     Our current peer groups are comprised of the following companies:

Retail Companies With Sales Greater Than $275 Million and Less Than $1.75 Billion
Aeropostale Inc.	Hot Topic, Inc.	The Gymboree Corporation
Casual Male Retail Group, Inc.	Mothers Work, Inc.	The Wet Seal, Inc.
Charlotte Russe Holding, Inc.	Stage Stores, Inc.	Tween Brands, Inc.
Chico’s FAS, Inc.	The Buckle, Inc.	Urban Outfitters, Inc.
Christopher & Banks Corp.	The Cato Corporation	Wilsons The Leather Experts, Inc.
Hibbett Sports, Inc.	The Dress Barn, Inc.

Footwear Companies
Brown Shoe Company, Inc.	K-Swiss Inc.
Collective Brands, Inc.	Nike, Inc.
Columbia Sportswear Company	Skechers U.S.A., Inc.
Crocs, Inc.	Steven Madden, Ltd.
DSW Inc.	The Finish Line, Inc.
Foot Locker, Inc.	The Timberland Company
Genesco Inc.	Wolverine World Wide, Inc.
Kenneth Cole Productions, Inc.

Base Salary

The Compensation Committee reviews and approves salaries for the Chief Executive Officer and other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, promotions or other considerations. The Chief Executive Officer provides recommendations to the Compensation Committee for those reporting directly to him. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, individual performance, the Company's overall performance and industry data for comparable positions. No predetermined weight is given to any of the above factors.

Salary increases for the Executives have averaged approximately 3.7% annually for the past three years. Certain Executives have received greater salary increases corresponding to expanded responsibilities as a result of our continued growth. In particular, we increased Mr. Jackson’s salary by approximately 20% in March 2007 in order to make his compensation more competitive and to reflect his increasing responsibilities.

In view of our financial performance in fiscal 2007, the base salaries for our Executives, other than Mr. Jackson, were not increased for fiscal 2008. Mr. Jackson's salary was increased to make it more competitive based on the peer group data.

Annual Cash Incentives

A portion of the annual cash compensation the Executives could have earned for fiscal 2008 consisted of a performance-based bonus payment pursuant to the 2006 Executive Incentive Compensation Plan. The Executives could also have been awarded discretionary cash bonuses for their work on special projects, for promotions or as the Compensation Committee otherwise determined. For fiscal 2008, the Compensation Committee selected our operating income before officer bonus expense ("Operating Income") as the business criteria for all officers included in the plan and established the minimum threshold, target, and maximum performance target levels. In setting these targets, the Compensation Committee considered the economic climate in the retail industry and the challenges and opportunities facing the Company. The following table reflects the percentage of salary each Executive could have earned based upon the achievement of the various target levels of Operating Income.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Mark L. Lemond	0%	60%	100%
Timothy T. Baker	0%	45%	75%
W. Kerry Jackson	0%	45%	75%
Clifton E. Sifford	0%	45%	75%

The minimum threshold for fiscal 2008 was the Operating Income we achieved in fiscal 2007. As fiscal 2008 Operating Income did not exceed the fiscal 2007 level, the minimum threshold was not met and therefore, the Executives did not earn a bonus under the 2006 Executive Incentive Compensation Plan, as a percentage of their base salary during fiscal 2008. Likewise, no discretionary bonuses were paid to or awarded to any Executive for fiscal 2008.

Long-Term Equity Based Incentives

Incentive awards are granted pursuant to the 2000 Stock Option Plan at the discretion of our Compensation Committee. The Compensation Committee relies in large part on the recommendation of the Chairman and Chief Executive Officer in determining the number of incentive awards to be granted to Executives. With the exception of new employees and promotions, incentive awards are typically granted on an annual basis at the Compensation Committee’s regularly scheduled meeting in March of each year. This meeting is scheduled in advance and occurs before the release of our fourth quarter and annual earnings.

Based on the recommendation of the Chairman and the Chief Executive Officer, the Compensation Committee granted on March 18, 2008, an aggregate of 48,000 shares of performance-based restricted stock to the Executives, excluding Mr. Weaver, as follows: Mr. Lemond 16,000 shares; Mr. Baker 8,000 shares; Mr. Jackson 12,000 shares; and Mr. Sifford 12,000 shares. An additional 72,000 shares were granted to other members of management. One-third of these restricted shares vest upon the achievement of annual earnings per diluted share of $1.12, a 15% increase over fiscal 2007 earnings per diluted share; one-third vest upon the achievement of annual earnings per diluted share of $1.30, a 16% increase over the prior tier; and one-third vest upon the achievement of annual earnings per diluted share of $1.50, a 15% increase over the prior tier. Two or three of the tranches of these restricted shares may vest in a given year if earnings per diluted share exceed $1.30 or $1.50, respectively. Any restricted shares that are unvested after six fiscal years will be forfeited. The Chairman and Chief Executive Officer based their recommendation for the March 18, 2008 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. The allocation of shares amongst members of management was made based on the recommendation of the Chairman and Chief Executive Officer taking into consideration the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. No shares have vested from this award.

During December 2008, the Compensation Committee authorized a grant of restricted stock to certain members of management, including, except for Mr. Weaver, the Executives. The Compensation Committee determined that, given the deteriorating state of the economy and uncertainty within the retail industry at that time, a service-based equity grant was needed to encourage retention of our core management group. An aggregate of 194,000 shares of service-based restricted stock was granted, of which Mr. Lemond received 25,000 shares and Messrs. Baker, Jackson and Sifford each received 18,000 shares. The remaining 115,000 shares were granted to other members of management. One-third of these restricted shares vest on January 1, 2010, one-third on January 1, 2011 and the final one-third on January 1, 2012. The allocation of shares amongst members of management was made based on the recommendation of the Chairman and Chief Executive Officer taking into consideration the relative importance of the individual’s position to others in our organization and their potential for making significant contributions in the future.

Deductibility of Compensation and Other Related Issues

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to an Executive to the extent such compensation exceeds $1 million per officer in any fiscal year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to "qualified performance-based compensation." Our Compensation Committee believes that tax deductibility is an important factor when evaluating executive compensation and has taken steps to provide that these exceptions will generally apply to incentive compensation paid to the Executives. However, our Compensation Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws. Our Compensation Committee has not adopted at this time any additional forfeiture provisions for incentive compensation.

Termination and Change-in-Control Arrangements

As of December 11, 2008, we entered into amended and restated employment and noncompetition agreements with Messrs. Lemond, Baker, Jackson and Sifford which were similar to their prior agreements dated December 31, 2006. These restatements were intended to conform the employment and noncompetition agreements to the applicable provisions of the final regulations interpreting Section 409A of the Internal Revenue Code and Revenue Ruling 2008-13, as well as to conform the agreements to the requirements of Section 162(m) of the Internal Revenue Code. We believe that these restated employment and noncompetition agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

Each Executive was covered by an employment and noncompetition agreement at January 31, 2009, which specifies various payments to be made to the Executive in the event his employment is terminated. The type and amount of payments vary by Executive and the nature of the termination. We believe these severance benefits are competitive with general industry practices.

Mr. Lemond’s employment and noncompetition agreement does not contain a specific change-in-control provision; however, it does contain an assignment clause which requires any successor company to assume the agreement. Therefore, upon a change-in-control of the Company, the terms of the triggering events would still apply upon Mr. Lemond’s termination from the Company. Messrs. Baker, Jackson and Sifford’s individual employment and noncompetition agreements contain specific types and amounts of payment in the event of a change-in-control.

Further information on termination and change-in-control arrangements is contained under "Termination and Change-in-Control Arrangements", beginning on page 21.

Fiscal 2009 Executive Compensation

The Compensation Committee met on March 18, 2009 and completed its review of the fiscal 2009 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year goals and objectives and set Executive compensation levels for fiscal 2009 based on that evaluation. This process was consistent with that performed in fiscal 2008.

Based upon the recommendation of the Chairman and the Chief Executive Officer and in view of our financial performance in fiscal 2008 and the current economic conditions, on March 18, 2009 the Compensation Committee approved the following with respect to Executive compensation for fiscal 2009:

  The base salary for each Executive was not increased for fiscal 2009.

  The Compensation Committee reviewed the 2006 Executive Incentive Compensation Plan and determined that realistic performance targets could not be set at this time given the current economic conditions in the footwear industry and generally. The Compensation Committee therefore suspended the 2006 Executive Incentive Compensation Plan for fiscal 2009. Any bonuses awarded to Executives with respect to fiscal 2009 will be at the discretion of the Compensation Committee based on our performance in fiscal 2009 and other subjective factors.

  No stock options or restricted stock awards were granted to any Executive.

  The other executive benefit programs and perquisites described above under "Other Benefits" were not changed, except that each Executive will be required to reimburse us for any automobile lease payments or country club memberships paid by us for the remainder of fiscal 2009.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and in our proxy statement for the 2009 annual meeting of shareholders for filing under the Exchange Act.

     Compensation Committee
          William E. Bindley (Chair)
          Kent A. Kleeberger
          Gerald W. Schoor

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us during each of the three most recent fiscal years to our Chief Executive Officer, Chief Financial Officer, and to each of our three other most highly compensated executive officers (the Executives), based on total compensation earned in fiscal 2008.

						Non-Equity
	Fiscal					Incentive Plan	All Other
	Year			Stock Awards	Option	Compensation	Compensation
Name and Principal Position	(1)	Salary	Bonus (2)	(3)	Awards (4)	(5)	(6)	Total
Mark L. Lemond,	2008	$703,500	$-	$130,892	$-	$-	$79,082	$913,474
President and Chief Executive Officer	2007	701,568	-	235,369	-	-	68,964	1,005,901
	2006	669,231	-	221,034	-	109,570	221,516	1,221,351

J. Wayne Weaver,	2008	$300,000	$-	$-	$-	$-	$-	$300,000
Chairman of the Board	2007	300,000	-	-	-	-	-	300,000
	2006	300,000	-	-	-	-	-	300,000

Timothy T. Baker,	2008	$425,000	$-	$74,027	$-	$-	$29,590	$528,617
Executive Vice President - Store	2007	424,135	-	137,862	-	-	53,996	615,993
Operations	2006	409,519	-	110,718	-	45,440	56,112	621,789

W. Kerry Jackson,	2008	$400,000	$-	$88,404	$-	$-	$47,582	$535,986
Executive Vice President - Chief Financial	2007	371,539	-	137,862	7,472	-	44,722	561,595
Officer and Treasurer	2006	313,462	40,000	110,718	20,283	34,911	35,331	554,705

Clifton E. Sifford,	2008	$425,000	$-	$88,404	$-	$-	$56,052	$569,456
Executive Vice President - General	2007	424,135	-	137,862	-	-	53,019	615,016
Merchandise Manager	2006	409,519	-	110,718	-	45,440	47,681	613,358

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2008 and 2007 were each 52-week years. Fiscal 2006 was 53 weeks.

(2)	Represents discretionary cash bonuses earned during the fiscal year indicated and paid in the subsequent fiscal year.

(3)	The amounts reported above were computed under the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R") as adopted by us on January 29, 2006 and represent the amount of equity compensation expense recorded for the shares held by each Executive (except disregarding the estimated forfeitures related to service-based vesting conditions). The above amounts include compensation expense for stock awards granted in the previous fiscal years as well as those granted during the current fiscal year. A portion of these stock awards were performance-based, for which expense is recognized over the applicable vesting period as determined by management’s assessment of the probability of achieving the designated performance criteria. For the service-based awards, expense is recognized over the requisite service period established at the date of grant.

No shares of restricted stock were granted prior to fiscal 2005.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2009.

(4)	The amounts reported above were computed under the requirements of SFAS No. 123R and represent the amount of equity compensation expense recorded for unvested stock options (except disregarding the estimated forfeitures related to service-based vesting conditions). The above amounts include compensation expense for options granted in previous fiscal years, as no stock options were granted to the Executives after fiscal 2005.

(5)	Operating Income for fiscal 2008 and fiscal 2007 did not exceed that which we achieved in the prior fiscal year. Therefore, no non-equity incentive plan compensation was earned in fiscal 2008 or fiscal 2007 under our 2006 Executive Incentive Compensation Plan.

Operating Income for fiscal 2006 exceeded that which we achieved in fiscal 2005 by 19.1%. Under the provisions of our 2006 Executive Incentive Compensation Plan, this achievement entitled Mr. Lemond to receive a bonus of approximately 16.4% of his base salary and Messrs. Baker, Jackson and Sifford to receive a bonus of approximately 11.1% of each of their respective base salaries.

For a further discussion of our 2006 Executive Incentive Compensation Plan, see "Compensation Discussion and Analysis – Determination of Compensation Amounts – Annual Cash Incentives" on page 12.

(6)	We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives with other executive benefit programs and perquisites. In fiscal 2008, no Executive received an individual perquisite in excess of $25,000. Perquisites and personal benefits received by the Executives in fiscal 2008 included:

  Reimbursements under our Executive medical plan;
  The cost of the Executive’s leased automobile; and
  The cost of the Executive’s country club membership.

The amounts in this column for fiscal 2008 also include matching contributions made by us under our 401(k) and deferred compensation plans, the discount on the Executive’s purchases under the Employee Stock Purchase Plan ("ESPP") and premiums on the Executive’s life and long-term disability insurance. These amounts are detailed in the following table.

					Long-term
		Deferred			Disability
		Compensation	Discount under	Life Insurance	Insurance
	401(k) Match	Plan Match	the ESPP	Premiums	Premiums
Mark L. Lemond	$4,103	$25,000	$882	$594	$1,000
J. Wayne Weaver	$-	$-	$-	$-	$-
Timothy T. Baker	$4,950	$15,039	$882	$594	$1,000
W. Kerry Jackson	$4,865	$15,000	$-	$594	$938
Clifton E. Sifford	$4,912	$17,000	$882	$594	$1,000

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

								All Other
					Estimated Future Payouts			Stock
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Awards:
		Non-Equity Incentive Plan Awards (1)			Awards (2)			Number of	Grant Date Fair
								Shares of	Value of Stock
								Stock or	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (3)	Awards (4)
Mark L. Lemond	3/18/08				-	16,000	-	-	$200,000
	3/18/08	$-	$422,100	$703,500
	12/11/08							25,000	$265,500

J. Wayne Weaver		$-	$-	$-	-	-	-	-	$-

Timothy T. Baker	3/18/08				-	8,000	-	-	$100,000
	3/18/08	$-	$191,250	$318,750
	12/11/08							18,000	$191,160

W. Kerry Jackson	3/18/08				-	12,000	-	-	$150,000
	3/18/08	$-	$180,000	$300,000
	12/11/08							18,000	$191,160

Clifton E. Sifford	3/18/08				-	12,000	-	-	$150,000
	3/18/08	$-	$191,250	$318,750
	12/11/08							18,000	$191,160

(1)	Represents the amount each Executive could have earned based upon the achievement of various target levels of Operating Income under the 2006 Executive Incentive Compensation Plan. The material terms of the Executives' bonus awards under the 2006 Executive Incentive Compensation Plan are described in "Compensation Discussion and Analysis—Determination of Compensation Amounts—Annual Cash Incentives" on page 12. No Executive earned a bonus in fiscal 2008 under the 2006 Executive Incentive Compensation Plan.

(2)	Represents shares of performance-based restricted stock granted to the Executives on March 18, 2008 under the 2000 Stock Option Plan. The material terms of these restricted stock grants are described in "Compensation Discussion and Analysis—Determination of Compensation Amounts—Long-Term Equity Based Incentives" on page 12.

(3)	Represents shares of service-based restricted stock granted to the Executives on December 11, 2008 under the 2000 Stock Option Plan. The material terms of these restricted stock grants are described in "Compensation Discussion and Analysis—Determination of Compensation Amounts—Long-Term Equity Based Incentives" on page 12.

(4)	The grant date fair value assigned to the shares issued on March 18, 2008 was calculated using the closing market price of our common stock which was $12.50. The grant date fair value assigned to the shares issued on December 11, 2008 was calculated using the closing market price of our common stock which was $10.62.

Equity Based Compensation – Narrative Discussion

Our Board of Directors and shareholders approved the 1993 Stock Option Plan, effective January 15, 1993, and amended it at our 1997 annual meeting of shareholders. The 1993 Stock Option Plan reserved 1,500,000 shares of our common stock for stock option grants (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). On January 14, 2003, the 1993 Stock Option Plan expired. Previously issued stock options can be exercised for up to 10 years from their date of grant.

Our Board of Directors and shareholders approved the 2000 Stock Option Plan, effective June 8, 2000. The 2000 Stock Option Plan initially reserved 1,000,000 shares of our common stock for stock option and restricted stock grants, but on June 11, 2004, the 2000 Stock Option Plan was amended to increase the number of shares reserved for issuance to 1,500,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). On June 14, 2005, the 2000 Stock Option Plan was amended to include our non-employee directors as individuals eligible to receive awards; to stipulate that the exercise price of all options granted may not be less than the fair market value of our common stock on the date that the option is granted; and to delete the provision permitting loans to participants. On June 12, 2008, the 2000 Stock Option Plan was further amended to increase the number of shares of our common stock reserved for issuance from 1,500,000 to 2,000,000 and extended the term of the plan until the later of ten years from the date of adoption of the plan by our shareholders or the approval of any amendment of the plan by our shareholders. On October 8, 2008, the Board of Directors adopted and approved an amendment to the 2000 Stock Option Plan to modify the change in control provisions and to provide that upon a change in control, any shares of restricted stock, including restricted stock intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, will become fully vested in the participants.

The Compensation Committee administers and grants incentive awards under the 2000 Stock Option Plan. The 2000 Stock Option Plan provides for the grant to our officers, other key employees, and non-employee directors of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options").

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the most recent fiscal year ended January 31, 2009.

			Option Awards		Stock Awards
							Equity Incentive
							Plan Awards:	Equity Incentive
		Number of					Number of	Plan Awards:
		Securities			Number of		Unearned	Market or Payout
		Underlying			Shares or Units	Market Value of	Shares, Units or	Value of Unearned
		Unexercised		Option	of Stock That	Shares or Units of	Other Rights	Shares, Units or
	Grant	Options -	Option	Expiration	Have Not	Stock That Have Not	That Have Not	Other Rights That
Name	Date	Exercisable	Exercise Price	Date	Vested (1)	Vested (2)	Vested (3)	Have Not Vested (2)
Mark L. Lemond
	3/13/2006						5,000	$39,250
	3/13/2007						20,000	$157,000
	3/18/2008						16,000	$125,600
	12/11/2008				25,000	$196,250
	3/7/2000	20,000	$8.5625	3/6/2010
	12/11/2000	30,000	$4.3800	12/10/2010
	4/4/2002	75,000	$17.1200	4/3/2012
	3/12/2003	75,000	$12.6700	3/11/2013
J. Wayne Weaver		-	$-				-	$-
Timothy T. Baker
	3/13/2006						2,667	$20,936
	3/13/2007						12,000	$94,200
	3/18/2008						8,000	$62,800
	12/11/2008				18,000	$141,300
	3/7/2000	317	$8.5625	3/6/2010
	12/11/2000	6,395	$4.3800	12/10/2010
	4/4/2002	20,000	$17.1200	4/3/2012
	3/12/2003	20,000	$12.6700	3/11/2013
W. Kerry Jackson
	3/13/2006						2,667	$20,936
	3/13/2007						12,000	$94,200
	3/18/2008						12,000	$94,200
	12/11/2008				18,000	$141,300
	4/4/2002	15,000	$17.1200	4/3/2012
	3/12/2003	15,000	$12.6700	3/11/2013
	8/25/2004	10,000	$12.1400	8/24/2014
Clifton E. Sifford
	3/13/2006						2,667	$20,936
	3/13/2007						12,000	$94,200
	3/18/2008						12,000	$94,200
	12/11/2008				18,000	$141,300
	3/7/2000	10,000	$8.5625	3/6/2010
	4/4/2002	20,000	$17.1200	4/3/2012
	3/12/2003	20,000	$12.6700	3/11/2013

(1)	On December 11, 2008, 194,000 shares of service-based restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 79,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of the shares will vest on January 1, 2010, January 1, 2011 and January 1, 2012.

(2)	The value of the shares that have not vested was computed utilizing $7.85, the closing price of our common stock on Friday, January 30, 2009.

(3)	On March 13, 2006, 55,250 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 19,500 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2006 resulted in the vesting of one-third of the shares on March 31, 2007. This vesting included 2,500 of the 7,500 shares held by Mr. Lemond and 1,333 of the 4,000 shares held individually by Messrs. Baker, Jackson and Sifford that are included in this column. The remaining annual earnings per share targets were not achieved during fiscal 2008, therefore no shares vested on March 31, 2009. Any restricted shares that are unvested after six years will be forfeited and returned to us.

On March 13, 2007, 98,000 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 56,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. None of the annual earnings per share targets were achieved during fiscal 2008, therefore no shares vested on March 31, 2009. Any restricted shares that are unvested after six years will be forfeited and returned to us.

On March 18, 2008, 120,000 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 48,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. None of the annual earnings per share targets were achieved during fiscal 2008, therefore no shares vested on March 31, 2009. Any restricted shares that are unvested after six years will be forfeited and returned to us.

Option Exercises and Stock Vested in Fiscal 2008

The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended January 31, 2009.

	Option Awards		Stock Awards
Number of
	Number of		Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized on
Name	on Exercise	Exercise	Vesting	Vesting (1)
Mark L. Lemond	91,874	$511,691	-	$-
J. Wayne Weaver	-	$-	-	$-
Timothy T. Baker	20,000	$97,484	-	$-
W. Kerry Jackson	-	$-	-	$-
Clifton E. Sifford	-	$-	-	$-

(1)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 1993 Stock Option Plan, 2000 Stock Option Plan, Outside Directors Stock Option Plan and the Employee Stock Purchase Plan. All information is as of January 31, 2009.

			Number of Securities
	Number of Securities		Remaining Available
	To be Issued Upon	Weighted Average	for Future Issuance
	Exercise of Outstanding	Exercise Price of	(Excluding Securities
	Options, Warrants and	Outstanding Options,	Reflected in the
Plan Category	Rights	Warrants and Rights	First Column)
Equity compensation plans approved by security
holders (1)	513,168	$12.75	675,204 (2)
Equity compensation plans not approved by
security holders (3)	13,000	$13.16	9,000

Total	526,168	$12.76	684,204

(1)	Includes the 1993 Stock Option Plan, 2000 Stock Option Plan and the Employee Stock Purchase Plan.

(2)	Includes 547,084 shares available for future issuance as stock options or restricted stock under the 2000 Stock Option Plan and 128,120 shares available for future issuance under the Employee Stock Purchase Plan. No additional grants will be made from the 1993 Stock Option Plan.

(3)	Represents our Outside Directors Stock Option Plan, which has been approved by our Board of Directors but was not required to be approved by our shareholders. The plan called for each non-employee director to be granted on April 1 of each year an option to purchase 1,000 shares of our common stock at the market value on the date of the grant. The options vest six months from the date of grant and expire ten years from the date of grant. No grants have been made since fiscal 2004 under this plan and it is currently the intention of the Board of Directors not to grant stock options under this plan in the future.

Nonqualified Deferred Compensation

The following table sets forth for each Executive information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings/(loss) and distributions made during fiscal 2008 along with the ending account balance at January 31, 2009.

	Executive	Registrant	Aggregate Earnings	Aggregate
	Contributions in	Contributions in Last	(Loss) in Last Fiscal	Withdrawals and	Aggregate Balance at
	Last Fiscal Year (1)	Fiscal Year (2)	Year (3)	Distributions	Last Fiscal Year End
Mark L. Lemond	$50,000	$25,000	$(136,059)	$-	$508,225
J. Wayne Weaver	$-	$-	$-	$-	$-
Timothy T. Baker	$44,231	$15,039	$(118,078)	$-	$281,447
W. Kerry Jackson	$30,000	$15,000	$(119,542)	$-	$237,454
Clifton E. Sifford	$50,000	$17,000	$(70,595)	$-	$406,965

(1)	The amounts are included in the Salary column in the Summary Compensation Table for 2008.

(2)	The amounts are included in the All Other Compensation column in the Summary Compensation Table for 2008.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board of Directors approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 7 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

In fiscal 2000, we established a nonqualified deferred compensation plan for certain key employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

  Participants elect on a calendar year basis to defer, on a pre-tax basis, portions of their current base salary and bonus until retirement, or earlier if so elected, up to a maximum of $50,000 per calendar year. Effective January 1, 2009 the maximum was increased to $100,000 per calendar year.

  The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the mirrored rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.

  While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one or two year vesting requirements depending on the length of service of the participant.

  Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected pay-out schedule.

  Designated future in-service distributions may be taken two years after the year of deferral and must be requested at a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount for the specific year, reduced by any investment loss.

  The plan is currently unfunded.

Termination and Change-in-Control Arrangements

Mark L. Lemond

On December 11, 2008, we entered into an Amended and Restated Employment and Noncompetition Agreement (the "Agreement") with Mark L. Lemond. The Agreement amended and restated a similar agreement entered into with Mr. Lemond as of December 31, 2006. The term of the Agreement is through January 31, 2011. The term of the Agreement will be automatically extended one year on each February 1st beginning February 1, 2009, unless either party gives written notification not more than 90 and not less than 30 days prior to February 1, in which case the Agreement will terminate three years after such February 1st (such term, including any extension is referred to as the "Term"). No such notification was given by either party prior to February 1, 2009.

The Agreement provides for an annual base salary equivalent to Mr. Lemond’s salary for fiscal 2008, subject to increase by the Compensation Committee. Mr. Lemond is entitled to participate in our 2006 Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Mr. Lemond is also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under the Agreement, employment will terminate upon Mr. Lemond's death, and may be terminated by us upon Mr. Lemond's disability, or by us for cause or without cause. Mr. Lemond may terminate employment with good reason, without good reason or by voluntary retirement. Under the Agreement, "cause" is defined as any one or more of the following actions by Mr. Lemond:

  conviction for a felony or other crime involving moral turpitude;

  engaging in illegal conduct or gross misconduct which is injurious to us;

  engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, us;

  failure or refusal to follow the lawful and reasonable instructions of our Chairman of the Board or the Board of Directors if such failure or refusal continues for a period of 10 days after we deliver to Mr. Lemond a written notice stating the instructions which Mr. Lemond has failed or refused to follow;

  material breach of any of his obligations under the Agreement;

  material breach of our policies;

  use of alcohol or drugs which substantially interferes with the performance of his duties for us or which compromises our integrity or reputation; or

  engaging in any conduct, which as a result of such conduct, our integrity or reputation is substantially compromised.

In addition, "good reason" is defined as (i) a material diminution in Mr. Lemond's base compensation; (ii) a material diminution in Mr. Lemond's authority, duties, or responsibilities; (iii) a material diminution in the budget over which Mr. Lemond retains authority; (iv) a material change in the geographic location at which Mr. Lemond must perform services; or (v) any other action or inaction that constitutes a material breach by us of the Agreement.

The following table sets forth the estimated payout Mr. Lemond would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 31, 2009, the last day of our most recently completed fiscal year.

	Death,	Without Cause or	For Cause or by
	Retirement or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control (1)
Bonus for year of separation (2)	$492,500	$492,500	$-	$492,500
Cash severance (3)	-	3,587,900	-	3,587,900
Medical and dental benefits (4)	-	50,000	-	50,000
Restricted stock, accelerated vesting (5) (6)	-	196,300	-	518,100
Gross up on excise tax (7)	-	-	-	1,096,700
Excise tax (7)	-	-	-	720,500
Total	$492,500	$4,326,700	$-	$6,465,700

(1)	The Agreement does not contain a specific change-in-control provision for Mr. Lemond. However, the Agreement does contain an assignment clause which requires any successor company to assume and agree to perform the Agreement in the same manner and to the same extent that we would be required to perform it if no such succession had taken place. Therefore, upon a change-in-control of the Company, the terms of the triggering events would still apply upon Mr. Lemond’s termination from the Company. This example assumes both a change-in-control of the Company and termination of Mr. Lemond without cause or by him for good reason as of January 31, 2009.

(2)	The bonus for year of separation would be paid in a lump sum within 15 days of termination in an amount equal to 70% of his current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to Mr. Lemond’s base salary for fiscal 2008.

(3)	The cash severance would be paid in a lump sum within 15 days of termination in an amount equal to three times 170% of his current base salary for the fiscal year in which the termination occurs. In this table, the annual base salary is equivalent to Mr. Lemond’s base salary for fiscal 2008.

(4)	Upon a termination without cause or by Mr. Lemond for good reason, Mr. Lemond would qualify for medical and dental benefits for 36 months after the calendar month in which the termination occurs or until Mr. Lemond is re-employed and is covered under that employer’s medical benefit plan. The table assumes three years of estimated benefits.

(5)	Upon termination by us without cause or by Mr. Lemond for good reason, the Agreement states that all shares of restricted stock granted to Mr. Lemond after December 31, 2006 which are not intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code shall contain provisions which shall provide for immediate vesting of the restricted stock. In this example, the value was calculated by multiplying $7.85, the closing price of our common stock on January 30, 2009, by the number of "non-performance based" unvested shares of restricted stock held by Mr. Lemond on January 31, 2009.

(6)	The 2000 Stock Option Plan under which our restricted stock was issued includes a change-in-control provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. In this example, the value was calculated by multiplying $7.85, the closing price of our common stock on January 30, 2009, by the number of unvested shares of restricted stock held by Mr. Lemond on January 31, 2009.

(7)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Mr. Lemond would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, under the "Change-in-Control" triggering event, Mr. Lemond would have qualified to receive additional compensation from us to cover excise taxes at January 31, 2009. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code.

Other factors material to the Agreement include the following:

  The benefits granted to Mr. Lemond under the Agreement are subject to certain employment and post-employment conditions. This includes, but is not limited to, Mr. Lemond’s agreement not to contribute his knowledge and abilities to any business or entity in competition with us for a period of two years following the termination of his employment.

  Notwithstanding any other provision of the Agreement, upon termination of Mr. Lemond’s employment for any reason, he shall be entitled to receive all accrued but unpaid compensation, bonuses and benefits under all of our compensation, bonus and benefit plans in which he is a participant, all in accordance with the terms of such plans. These plans include, without limitation, our 401(k) plan, deferred compensation plan and bonus plans which are earned in a fiscal year, but paid in the following year.

  In the event we terminate Mr. Lemond without cause or he terminates with good reason, any outstanding stock options issued to Mr. Lemond will be exercisable during the remainder of the term of the stock option. Stock options held by Mr. Lemond at January 31, 2009 are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table on page 18.

Timothy Baker, Kerry Jackson and Clifton Sifford

On December 11, 2008, we entered into Amended and Restated Employment and Noncompetition Agreements (the "Agreements") with Timothy Baker, Kerry Jackson and Clifton Sifford. The Agreements amended and restated similar agreements entered into with these individuals as of December 31, 2006. The terms of the Agreements are through January 31, 2009 (such terms, including any extension are referred to as the "Terms"). The Agreements are subject to early termination as provided in the Agreements. The Agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term. No such notification was given by any party prior to February 1, 2009.

The Agreements provide for an annual base salary equivalent to each such Executive’s salary for fiscal 2008, subject to adjustment by the Compensation Committee. Messrs. Baker, Jackson and Sifford are each entitled to participate in our 2006 Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under each of the Agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason.

Under the Agreements, "cause" is defined as any one or more of the following actions by the respective Executive:

  conviction for a felony or other crime involving moral turpitude;

  engaging in illegal conduct or gross misconduct which is injurious to us;

  engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of, us;

  failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom each Executive reports, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;

  material breach of any of his obligations under the Agreement;

  material breach of our policies;

  use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or

  engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, "good reason" is defined as the occurrence, without the Executive's written consent, of a material reduction by us in the Executive's base salary.

The following tables set forth the estimated payout each such Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 31, 2009, the last day of our most recently completed fiscal year.

Timothy Baker
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$233,800	$-	$-
Cash severance (2)	-	637,500	-	1,317,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	25,000	-	25,000
Restricted stock, accelerated vesting (5) (6)	-	141,300	-	350,600
Gross up on excise tax (7)	-	-	-	353,000
Excise tax (7)	-	-	-	231,900
Total	$-	$1,037,600	$-	$2,280,500

Kerry Jackson
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$220,000	$-	$-
Cash severance (2)	-	600,000	-	1,240,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	25,000	-	25,000
Restricted stock, accelerated vesting (5) (6)	-	141,300	-	319,200
Gross up on excise tax (7)	-	-	-	361,900
Excise tax (7)	-	-	-	237,800
Total	$-	$986,300	$-	$2,186,400

Clifton Sifford
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$233,800	$-	$-
Cash severance (2)	-	637,500	-	1,317,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	25,000	-	25,000
Restricted stock, accelerated vesting (5) (6)	-	141,300	-	350,600
Total	$-	$1,037,600	$-	$1,695,600

(1)	The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of each Executive's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to the Executive's base salary for fiscal 2008.

(2)	The cash severance for termination without cause or by employee for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs. Upon a change-in-control, a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of each Executive’s current base salary for the fiscal year in which the termination occurs. In this table, the annual base salary is equivalent to the Executive's base salary for fiscal 2008.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a change-in-control.

(4)	Upon a termination without cause, by employee for good reason or a change-in-control, each Executive would be paid in a lump sum within 30 days of termination an amount equal to 18 times (i) the COBRA premium rate plus (ii) any additional state and federal taxes such Executive will incur as a result of the lump sum payment.

(5)	Upon termination by us without cause or by the Executive for good reason, the Agreement states that all shares of restricted stock granted to the Executives after December 31, 2006 which are not intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code shall contain provisions which shall provide for immediate vesting of the restricted stock. In this example, the value was calculated by multiplying $7.85, the closing price of our common stock on January 31, 2009, by the number of "non-performance based" unvested shares of restricted stock held by each Executive on January 31, 2009.

(6)	The 2000 Stock Option Plan, under which our restricted stock was issued, includes a change-in-control provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as "performance-base compensation" under Section 162(m) of the Internal Revenue Code. In this example, the value was calculated by multiplying $7.85, the closing price of our common stock on January 31, 2009, by the number of unvested shares of restricted stock held by each Executive on January 31, 2009.

(7)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Internal Revenue Code, each Executive would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, under a change-in-control Messrs. Baker and Jackson would have qualified to receive additional compensation from us to cover excise taxes at January 31, 2009. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code.

Other factors material to the Agreements are as follows:

  The benefits granted to each Executive under the Agreements are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to contribute his knowledge and abilities to any business or entity in competition with us for a period of one year following termination of the Executive’s employment.

  Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

  In the event we terminate any of the three Executives without cause or they terminate for good reason, any stock options issued after December 31, 2006 that would have vested within 12 months of termination would immediately vest. Under the same conditions but within two years of a change-in-control, all stock options issued to each Executive would be exercisable within 90 days of termination. Stock options held by the Executives at January 31, 2009 are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table on page 18.

J. Wayne Weaver

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is our executive officer or director he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. The Audit Committee has approved Mr. Weaver's association with LC Footwear, LLC and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Compensation of Non-Employee Directors

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended January 31, 2009. The compensation paid during the fiscal year ended January 31, 2009 to J. Wayne Weaver and Mark L. Lemond is included in the Summary Compensation Table on page 15.

	Fees Earned or
Name (1)	Paid in Cash	Stock Awards (2)	Total
William E. Bindley	$28,950	$17,500	$46,450
Kent A. Kleeberger	$31,839	$17,500	$49,339
Gerald W. Schoor	$30,950	$17,500	$48,450

(1)	Information on our non-employee directors can be found in "Proposal No. 1 Election of Directors - Nominees and Director Information" on page 4 as well as in "Information Regarding the Board of Directors and Committees" beginning on page 5.

(2)	The amounts reported above were computed under the requirements of SFAS No. 123R as adopted by us on January 29, 2006 and represent the amount of equity compensation expense recorded during fiscal 2008 for the shares held by each director.

Disclosure of the relevant assumptions related to the valuation of awards is provided in Note 2 and Note 8 of the Notes to the Consolidated Financial Statements contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2009.

The annual retainer for each non-employee director is $20,000. In addition to the annual retainer, the Chairman of the Audit Committee receives additional annual compensation of $7,500, while the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee each receive $5,000 and the Lead Director receives additional annual compensation of $2,000. Other fees payable include a fee of $1,000 for each meeting of the Board with accompanying Committee meetings attended and a fee of $1,000 for each Committee meeting in which the full Board does not meet or $750 if attendance is by conference call. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. Non-employee directors will annually receive restricted shares valued at $17,500 as of the date of grant under the 2000 Stock Option Plan. The restrictions on the shares lapse on January 2nd of the year following the year in which the grant was made. No director who is our officer or employee receives compensation for services rendered as a director. During 2008, the Board of Directors met four times, one of which was held in Jacksonville, Florida, at the offices of the Chairman of the Board.

On March 4, 1999, the Board of Directors approved the Outside Directors Stock Option Plan. The plan reserves for issuance 25,000 shares of our common stock (subject to adjustment for stock splits, stock dividends and certain other changes to the common stock). No grants have been made under this plan since fiscal 2004 and it is currently the intention of the Board not to grant stock options under this plan in the future. As of January 31, 2009, each non-employee director held shares issuable upon the exercise of presently exercisable options granted under the Outside Directors Stock Option Plan. Both Mr. Bindley and Mr. Schoor held 6,000 options each and Mr. Kleeberger held 1,000 options under this plan.

The Board adopted, and the shareholders approved on June 14, 2005, amendments to the 2000 Stock Option Plan to allow non-employee directors to participate. Each non-employee director was awarded 1,250 shares of restricted stock under the 2000 Stock Option Plan on October 8, 2008, with a grant date fair value of $17,500 based on the closing market price of our common stock on that day. The restrictions on these shares lapsed on January 2, 2009, and at January 31, 2009, no additional shares of restricted stock were held by any of the non-employee directors.

PROPOSAL NO. 2
RATIFICATION OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009 is recommended by the Audit Committee and will be submitted to a vote at the meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm will be made by the Audit Committee. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche
LLP as our independent registered public accounting firm for fiscal 2009.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees And Services

The following represents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for fiscal 2008 and 2007 and fees billed for other services rendered by Deloitte & Touche LLP.

	Fiscal Year
Fee Category	2008	2007
Audit fees (1)	$435,180	$435,200
Audit-related fees (2)	$15,000	$20,047
Tax fees	$-	$-
All other fees (3)	$7,200	$-

(1)	Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q; and fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees related to employee benefit plan audits.

(3)	All other fees represent expenses related to consultation provided by Deloitte & Touche LLP on various items.

Audit Committee Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chairman of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2008, pre-approved non-audit services included those services described above under "Audit-related fees" and "All other fees". The aggregate amount of all such non-audit services constituted approximately 4.9% of the total amount of fees paid by us to Deloitte & Touche LLP.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte. In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, "Communication with Audit Committees" (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. This discussion involved certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and included such other matters as are required to be discussed with the Audit Committee under standards established by the PCAOB.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009, as filed with the Securities and Exchange Commission.

            Audit Committee
                  Kent A. Kleeberger (Chair)
                  William E. Bindley
                  Gerald W. Schoor

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Ethics Code, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s Department Vice President (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

Each of the related person transactions that occurred during fiscal 2008, as described below, were reviewed and approved by the Audit Committee in accordance with these policies.

Current Transactions

Mr. J. Wayne Weaver, along with Bradley W. Weaver, his son, and collectively the owners of approximately 27.4% of the outstanding shares of our common stock, are members of LC Footwear, LLC with Mr. J. Wayne Weaver serving as the managing member. Both gentlemen were shareholders of PL Footwear, Inc., which during December 2007 became a wholly owned subsidiary of LC Footwear, LLC.

We have historically made purchases of women's footwear from LC Footwear, LLC in the ordinary course of business. During fiscal 2008, $513,000 in purchases was made. Our management believes that purchases from LC Footwear, LLC historically have been and will continue to be on terms that are not less favorable to us than could be obtained from unrelated third parties for comparable merchandise.

PL Footwear, Inc., along with others, serves as an import agent for us. Import agents represent us on a commission basis in dealings with shoe factories primarily in mainland China where most of our private label shoes are manufactured. As agents for us, PL Footwear, Inc. and others visit shoe manufacturers, collect shoe samples, submit these samples to us and advise us of market conditions and availability of merchandise. They also help select materials, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of our private label merchandise. We paid PL Footwear, Inc. 10% of the gross purchase price of shoes bought through that company. Commissions paid to PL Footwear, Inc. were approximately $894,000 in fiscal 2008. Our management believes that the arrangements with PL Footwear, Inc. were on terms that were no less favorable to us than could be obtained from unrelated third parties.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 18, 2009, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive who is not a director, and by all directors and current Executives as a group. For information with respect to beneficial ownership of our common stock by our directors and our Chief Executive Officer, see "Proposal No. 1 Election of Directors - Nominees and Director Information". Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Number of Shares		Percent of
Name	Beneficially Owned (1)		Class
J. Wayne Weaver and Delores B. Weaver (2)	3,333,230	(3)	25.8%

Mark L. Lemond	626,202	(4)	4.8%

W. Kerry Jackson	104,789	(5)	*

Clifton E. Sifford	103,501	(6)	*

Timothy T. Baker	100,868	(7)	*

All current executive officers and directors as a group (8 persons)
	4,293,340	(8)	32.4%
FMR LLC
82 Devonshire Street
Boston, MA 02109**	1,857,842	(9)	14.6%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746**	988,312	(10)	7.8%

AXA Financial, Inc.
1290 Avenue of the Americas
New York, NY 10104**	804,102	(11)	6.3%
____________________

*	Less than 1%

**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)	Includes shares subject to options that are presently exercisable (i.e., within 60 days after March 18, 2009).

(2)	J. Wayne and Delores B. Weaver are husband and wife. Their address is 7500 East Columbia Street, Evansville, Indiana 47715.

(3)	Mr. and Mrs. Weaver each individually own 1,666,615 shares.

(4)	Includes 200,000 shares issuable upon the exercise of presently exercisable options, 66,000 shares of restricted stock as to which Mr. Lemond has voting but not dispositive power and 11,500 shares directly owned by Mr. Lemond's spouse.

(5)	Includes 40,000 shares issuable upon the exercise of presently exercisable options and 44,667 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.

(6)	Includes 50,000 shares issuable upon the exercise of presently exercisable options and 44,667 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.

(7)	Includes 46,712 shares issuable upon the exercise of presently exercisable options and 40,667 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.

(8)	Includes 349,712 shares issuable upon the exercise of presently exercisable options and 196,001 shares of restricted stock as to which the individuals have voting but not dispositive power.

(9)	The shareholder is a parent holding company and shares voting and/or dispositive power in varying amounts over the shares reported as beneficially owned with the following subsidiaries, individuals and other entities: Fidelity Management & Research Company (investment advisor), Edward C. Johnson III (Chairman of the Board of FMR LLC), Fidelity Small Cap Stock Fund (investment company), Pyramis Global Advisors Trust Company (bank) and FIL Limited (provider of investment advisory and management services).

(10)	The shareholder is a registered investment advisor and has sole voting and dispositive power with respect to the shares. All of the indicated shares are owned by advisory clients of the shareholder, and the shareholder disclaims beneficial ownership of such shares.

(11)	The shareholder is a parent holding company and shares voting and/or dispositive power in varying amounts over the shares reported as beneficially owned with the following affiliates: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA and Alliance Bernstein L.P. AXA Financial, Inc. has sole voting power with respect to 784,902 shares, and sole dispositive power with respect to 804,102 shares.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2010 annual meeting of common shareholders is January 6, 2010.

In order to be considered at the 2010 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The bylaws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

Our Board of Directors has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Shoe Carnival, Inc., Board of Directors, c/o Lead Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2008 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for fiscal 2008 as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715.

Proxy - Shoe Carnival, Inc.

Proxy Solicited on Behalf of The Board of Directors
For The Annual Meeting of Common Shareholders to be held on June 9, 2009

The undersigned appoints Mark L. Lemond and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on Tuesday, June 9, 2009, at 9:00 a.m., C.D.T., or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1 and FOR Proposal 2.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Shoe Carnival, Inc.
Annual Meeting Proxy Card

A.	Proposals – The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1.	Election of Directors:

	For	Withhold
01 – William E. Bindley	[ ]	[ ]
02 – Kent A. Kleeberger	[ ]	[ ]

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm for the Company for fiscal 2009.	[ ]	[ ]	[ ]

B.	Non-Voting Items

Change of Address – Please print new address below.

C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.